Exhibit 99.1 News Release
Release: Immediate	Contact:	Ronda J. Williams 312-706-3232

Oil-Dri Reports Third Quarter and Nine-Month Results

CHICAGO – (June 8, 2010) – Oil-Dri Corporation of America (NYSE: ODC) today reported net sales for the third quarter of $56,259,000, a 3% decrease compared with net sales of $58,053,000 for the same quarter of the previous year.  Net income for the third quarter was $2,586,000, or $0.35 per diluted share, a 6% increase compared with net income of $2,416,000, or $0.33 per diluted share, in the same quarter one year ago.

Net sales for the nine-month period were $164,397,000, a 9% decrease compared with net sales of $180,311,000 for the same period one year ago.  Net income for the nine-month period was $7,042,000, or $0.96 per diluted share, compared with net income of $7,034,000, or $0.97 per diluted share, in the same period one year ago.

Third Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, “During the quarter, earnings were up compared to the third quarter one year ago.  This growth was achieved despite the continued effects from reduced distribution of our Cat’s Pride branded cat litters at Walmart.

“The Business-to-Business Products Group contributed strongly to earnings growth in the quarter.  A combination of increased unit volume and sales of high value products in our fluids purification and animal health groups helped to expand gross profit margins in the quarter to 23.4% from 22.8% in the same quarter one year ago.

“The diversity of our product portfolio and the markets we serve, have been a benefit through these difficult economic times.  Our business remains healthy, showing substantial cash generation.  In addition, during the quarter we continued repurchasing Common Stock through our buyback program.”

Quarterly Business Review
Net sales for the Company’s Business-to-Business Products Group were $57,577,000 and group income was $15,329,000 for the nine months.  Net sales for the quarter were $21,444,000 and group income was $5,903,000.  Net sales and unit volume were up substantially for fluids purification clays, animal health enterosorbents and sports field products.  Net sales and volume were down for agricultural chemical carriers due to the continued decline in this market.  Overall costs and expenses for the Group were down in the quarter.

Net sales for the Company’s Retail and Wholesale Products Group were $106,820,000 and group income was $9,101,000 for the nine months.  Net sales for the quarter were $34,815,000 and group income was $2,769,000.  Shipments of Cat’s Pride branded litters increased as a result of Walmart’s limited reinstatement of those products that began shipping in the third quarter.  Net sales and unit volume were up for industrial and automotive products.

Financial Review
Net cash provided by operations was $20,096,000 for the nine-month period compared to $8,307,000 for the nine-month period one year ago.  Cash was up substantially primarily due to improvements in working capital.

Cash, cash equivalents and short-term investments at April 30, 2010, totaled $25,638,000.  Capital expenditures for the nine-month period totaled $7,945,000, which was $2,433,000 more than the period’s depreciation and amortization of $5,512,000.

On March 11, 2010, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.15 per share of outstanding Common Stock and $0.1125 per share of outstanding Class B Stock.  The dividends were payable June 4, 2010 to stockholders of record at the close of business on May 21, 2010.

At the third quarter closing price of $20.50 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 2.9%.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past six years.

During the quarter the Company repurchased 78,129 shares of Common Stock at an average price of $19.07 per share.  The Company’s current repurchase authorization has 410,114 shares of Common Stock remaining.

The effective tax rate for the first nine months of fiscal 2010 was 29.5% compared with 27.3% for the same period in fiscal 2009.  The increase in the rate is based upon the Company’s projected level and composition of income.  The percentage of income attributable to higher margin Business-to-Business products is greater this fiscal year than last fiscal year.

Looking Forward
Jaffee continued, “We are optimistic that current sales trends will continue as we head into the fourth quarter.  Our costs for diesel fuel and global freight, however, have been on the rise recently and we are now focused on managing those and other costs that are increasing.”

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The Company will offer a live webcast of the third quarter earnings teleconference on June 9, 2010 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride is a registered trademark of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
		Third Quarter Ended April 30,
		2010	% of Sales	2009	% of Sales
Net Sales		$56,259	100.0%	$58,053	100.0%
Cost of Sales		(43,089)	76.6%	(44,833)	77.2%
Gross Profit		13,170	23.4%	13,220	22.8%
Operating Expenses		(9,369)	16.7%	(9,631)	16.6%

Operating Income		3,801	6.8%	3,589	6.2%
Interest Expense		(337)	0.6%	(470)	0.8%
Other Income		251	0.4%	301	0.5%

Income Before Income Taxes		3,715	6.6%	3,420	5.9%
Income Taxes		(1,129)	2.0%	(1,004)	1.7%

Net Income		$2,586	4.6%	$2,416	4.2%

Net Income Per Share:
	Basic Common	$0.39		$0.37
	Basic Class B Common	$0.29		$0.27
	Diluted	$0.35		$0.33
Average Shares Outstanding:
	Basic Common	5,245		5,149
	Basic Class B Common	1,897		1,880
	Diluted	7,309		7,187

		Nine Months Ended April 30,
		2010	% of Sales	2009	% of Sales
Net Sales		$164,397	100.0%	$180,311	100.0%
Cost of Sales		(126,234)	76.8%	(142,802)	79.2%
Gross Profit		38,163	23.2%	37,509	20.8%
Operating Expenses		(27,527)	16.7%	(26,711)	14.8%

Operating Income		10,636	6.5%	10,798	6.0%
Interest Expense		(1,052)	0.6%	(1,453)	0.8%
Other Income		407	0.2%	330	0.2%

Income Before Income Taxes		9,991	6.1%	9,675	5.4%
Income Taxes		(2,949)	1.8%	(2,641)	1.5%
Net Income		$7,042	4.3%	$7,034	3.9%

Net Income Per Share*:
	Basic Common	$1.06		$1.07
	Basic Class B Common	$0.80		$0.80
	Diluted	$0.96		$0.97

Average Shares Outstanding:
	Basic Common	5,215		5,136
	Basic Class B Common	1,889		1,872
	Diluted	7,285		7,193

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of April 30,
		2010	2009

Current Assets
Cash and Cash Equivalents		$21,639	$11,680
Investment in Treasury Securities		3,999	3,996
Accounts Receivable, net		26,721	28,711
Inventories		17,390	20,136
Prepaid Expenses		6,643	6,778
Total Current Assets		76,392	71,301
Property, Plant and Equipment		61,865	58,542
Other Assets		15,282	14,261
Total Assets		$153,539	$144,104

Current Liabilities
Current Maturities of Notes Payable		$3,500	$3,200
Accounts Payable		5,974	5,887
Dividends Payable		1,003	922
Accrued Expenses		15,999	14,435
Total Current Liabilities		26,476	24,444
Long-Term Liabilities
Notes Payable		14,800	18,300
Other Noncurrent Liabilities		18,521	9,958
Total Long-Term Liabilities		33,321	28,258
Stockholders' Equity		93,742	91,402
Total Liabilities and Stockholders' Equity		$153,539	$144,104

Book Value Per Share Outstanding		$13.20	$13.04

Acquisitions of
Property, Plant and Equipment	Third Quarter	$3,127	$4,925
	Year to Date	$7,945	$12,682
Depreciation and Amortization Charges	Third Quarter	$1,801	$1,743
	Year to Date	$5,512	$5,427

O I L - D R I C O R P O R A T I O N O F A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Nine Months Ended
	April 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2010	2009

Net Income	$7,042	$7,034

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	5,512	5,427
Decrease in Accounts Receivable	2,297	2,623
Decrease (Increase) in Inventories	405	(2,392)
Increase (Decrease) in Accounts Payable	1,114	(1,424)
Increase (Decrease) in Accrued Expenses	1,729	(1,676)
Other	1,997	(1,285)
Total Adjustments	13,054	1,273
Net Cash Provided by Operating Activities	20,096	8,307

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,945)	(12,682)
Net Dispositions of Investment Securities	4,007	17,035
Other	345	22
Net Cash (Used in) Provided by Investing Activities	(3,593)	4,375

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(3,200)	(5,580)
Dividends Paid	(2,995)	(2,760)
Purchase of Treasury Stock	(2,028)	(656)
Other	1,624	256
Net Cash Used in Financing Activities	(6,599)	(8,740)

Effect of exchange rate changes on cash and cash equivalents	(104)	890

Net Increase in Cash and Cash Equivalents	9,800	4,832
Cash and Cash Equivalents, Beginning of Year	11,839	6,848
Cash and Cash Equivalents, April 30	$21,639	$11,680